Exhibit 99.1

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                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com
                                                                    NEWS RELEASE



Level 3 contacts:

Media:            Josh Howell                       Investors:        Robin Grey
                  720-888-2517                                      720-888-2502

                  Jennifer Daumler                               Valerie Finberg
                  720-888-3356                                      720-888-2501



               Level 3 to Acquire SAVVIS Content Delivery Network

               Transaction Combines Industry Leading Network Scale and Video Capabilities with Pioneering Content Distribution Capabilities

               Company Will Be Well Positioned to Target Growth of
                     Rich Media Services over the Internet

BROOMFIELD, Colo., December 26, 2006 -- Level 3 Communications, Inc. (Nasdaq:
LVLT) today announced that it has signed a definitive agreement to acquire the Content Delivery Network (CDN) services business of SAVVIS, Inc. (Nasdaq: SVVS). Under the terms of the agreement, Level 3 will pay $135 million in cash consideration to acquire certain assets, including network elements, customer contracts, and intellectual property used in SAVVIS's CDN business. The purchase price is subject to certain customary post closing working capital adjustments.

SAVVIS's CDN services business, based in Thousand Oaks, Calif., with approximately 50 employees and over 100 customers, provides solutions that improve performance, reliability, scalability and reach of customers' online content. Initially developed in 1996 as Sandpiper Networks, the division developed, deployed and operated the world's first content delivery network. It has a globally distributed infrastructure in more than 20 countries.

"The acquisition of SAVVIS's CDN services business will enable Level 3 to better address the increasing opportunity presented by rich media applications such as video, Web 2.0 applications, multiplayer online gaming and software as a service over the Internet," said Kevin O'Hara, president and chief operating officer of Level 3. "We are looking forward to welcoming the pioneers of CDN to our team.

"The largest customers of CDN services rely on a combination of capabilities to support their businesses. These include services like CDN, IP transit, wavelengths, metro transport, and colocation. Upon completion of this transaction, Level 3 believes that it will be the only CDN services provider with a single source, full portfolio of end-to-end content distribution solutions, and will be in a unique position to offer a range of building blocks to meet these customers' needs.

"Level 3 already has a strong brand and capabilities in video distribution through its Vyvx business. With native CDN capabilities and with Level 3's highly scalable, industry-leading IP backbone, we believe that Level 3 will be able to bring additional value to all video-centric companies by delivering video in a more intelligent and comprehensive way to a broader range of destinations.

"This acquisition does not require the type of physical integration associated with the metro and backbone transactions we announced earlier this year. We are confident in our ability to incorporate this key capability into our portfolio."

SAVVIS's content delivery customers include some of the largest enterprises in the world, including Microsoft.

"As we grow our online services business, stability and control over our network infrastructure becomes increasingly important to deliver great experiences for our customers, partners and advertisers," said Arne Josefsberg, general manager of Global Foundation Services at Microsoft. "We look forward to a continued relationship with Level 3 as they embark upon this next phase of their network evolution."

SAVVIS's CDN business had approximately $15 million in revenue for the nine months ending September 30, 2006.

Closing is subject to customary conditions, including receipt of Hart-Scott-Rodino approval. Closing is expected to occur in the first quarter of 2007.

About Level 3 Communications
Level 3 Communications, Inc. (Nasdaq: LVLT), an international communications company, operates one of the largest Internet backbones in the world. Through its customers, Level 3 is the primary provider of Internet connectivity for millions of broadband subscribers. The company provides a comprehensive suite of services over its broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice services and voice over IP services. These services provide building blocks that enable Level 3's customers to meet their growing demands for advanced communications solutions. The company's Web address is www.Level3.com.

"Level 3 Communications," "Level 3" and the Level 3 Communications logo are registered service marks of Level 3 Communications, Inc. in the United States and/or other countries. Any other product and company names herein may be trademarks of their respective owners. Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc.

Forward-Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: increasing the volume of traffic on Level 3's network; developing new products and services that meet customer demands and generate acceptable margins; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; stabilizing or reducing the rate of price compression on certain of our communications services; integrating strategic acquisitions; attracting and retaining qualified management and other personnel; and the ability to meet all of the terms and conditions of our debt obligations. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.



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